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                                                                    Exhibit 23.2

Independent Auditors' Consent



We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-103027 of Abraxas Petroleum Corporation of our report dated March 10, 2003 on the financial statements of Grey Wolf Exploration Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our previously issued report on the financial statements of Grey Wolf Exploration Inc. which excluded differences between Canadian and United States generally accepted accounting principles as set out in Note 12, and for U.S. readers has a Canada-U.S. reporting difference which would require an explanatory paragraph relating to the Company's changes in accounting policies and significant subsequent events that have been disclosed in the financial statements), appearing in the Prospectus, which is part of this Post-Effective Amendment No. 2 to the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP
Calgary, Canada                          /s/ Deloitte & Touche LLP
August 8, 2003                           Chartered Accountants